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                                 EXHIBIT 23.

                        Independent Auditors' Consent
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INDEPENDENT AUDITORS' CONSENT



MAPCO Inc.:

We consent to the incorporation by reference of MAPCO Inc.'s Post-Effective Amendment No. 1 to Registration Statement No. 33-13090 on Form S-8, Post-Effective Amendment No. 2 to Registration Statement No. 2-77050 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-28722 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-29043 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-29044 on Form S-8, Registration No. 33-33217 on Form S-8 and Registration Statement No. 33-34044 on Form S-3 of our report dated January 27, 1995 (which expresses an unqualified opinion) appearing in the Annual Report on Form 10-K of MAPCO Inc. for the year ended December 31, 1994.



Deloitte & Touche LLP
Tulsa, Oklahoma
March 21, 1995